Exhibit 5

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of June 10, 2004, by and between Liberty Media International, Inc., a Delaware corporation (“LMI”), and UnitedGlobalCom, Inc., a Delaware corporation (“United”).

WHEREAS, United is a majority owned subsidiary of LMI and also the owner of all of the equity interests of UnitedGlobalCom Europe B.V. (“UGC Europe”) and UGC Europe owns shares of capital stock (the “Company Securities”) of SBS Broadcasting S.A., a joint stock corporation organized and existing under the laws of Luxembourg (the “Company”), as a result of which LMI and United may be deemed to beneficially own the Company Securities; and

WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the parties hereto hereby agree to prepare a single statement containing the information required by Schedule 13D with respect to their respective interests in the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.     The parties hereto shall prepare a single statement containing the information required by Schedule 13D with respect to their respective interests in the Company Securities (the “Schedule 13D”), and the Schedule 13D shall be filed on behalf of each of them.

2.     Each party hereto shall be responsible for the timely filing of the Schedule 13D and any necessary amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other party contained therein, except to the extent that it knows or has reason to believe that such information of the other party is inaccurate.

3.     This Agreement shall continue unless terminated by either party hereto.

4.     This Agreement may be included as an Exhibit to the Schedule 13D and any amendments thereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LIBERTY MEDIA INTERNATIONAL, INC.

By:	/s/ Elizabeth M. Markowski
Name: Elizabeth M. Markowski
Title: Senior Vice President

UNITEDGLOBALCOM, INC.

By:	/s/ Ellen P. Spangler
Name: Ellen P. Spangler
Title: Senior Vice President